Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports First Quarter 2021 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—April 19, 2021--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended March 31, 2021.

Highlights

•Reported net income attributable to ACC of $15.6 million or $0.11 per fully diluted share, versus $80.9 million or $0.58 per fully diluted share in the first quarter 2020.

•Reported FFOM of $79.5 million or $0.57 per fully diluted share versus $97.6 million or $0.70 per fully diluted share in the first quarter prior year.

•Same store net operating income (“NOI”) decreased by 11.0 percent versus the first quarter prior year, as the COVID-19 impacts on the current academic year’s occupancy levels resulted in a 6.4 percent decrease in revenues and only a 0.5 percent increase in operating expenses.

•Awarded a third-party on-campus development project at Drexel University for the renovation of Kelly Hall, a 1960s-era community-bath residence hall.

•Commenced construction on a third-party on-campus development project at Concordia University.

•Published an Environmental, Social, Governance (“ESG”) report outlining the company’s year-in-review of ESG initiatives and its ongoing commitment to healthy, sustainable environments conducive to academic achievement.

•Awarded two National Association of Home Builders’ 2020 Multifamily Pillars of the Industry Awards for the Best in Green Market Rate Multifamily Community for Plaza Verde in Irvine, CA, and the Best Student Housing Community On Campus for The Academic and Residential Complex located on the campus of the University of Illinois at Chicago.

“The year is off to a good start with operating results trending well relative to our expectations,” said Bill Bayless, American Campus Communities CEO. “We are pleased with the positive signs we are seeing in the business fundamentals, as students continue to return to campus this spring and universities continue to make announcements regarding plans for a return to in-person activity in Fall 2021. We are also excited to see universities begin to turn their focus to the future, as evidenced by our on-campus public-private partnership announcements, with a new project award at Drexel University and commencement of construction on a new development at Concordia University in Austin.”

First Quarter Operating Results

Revenue for the 2021 first quarter totaled $232.7 million, versus $249.4 million in the first quarter 2020, and operating income for the quarter totaled $46.4 million compared to $115.5 million in the prior year first quarter, which included a $48.5 million gain from the disposition of one owned property. Excluding this gain, the decrease in revenue and operating income was primarily due to the impact of COVID-19 on the company’s owned properties’ occupancy for Academic Year 2020-2021. Net income for the 2021 first quarter totaled $15.6 million, or $0.11 per fully diluted share, compared with net income of $80.9 million, or $0.58 per fully diluted share for the same quarter in 2020.

FFO for the 2021 first quarter totaled $81.2 million, or $0.58 per fully diluted share, as compared to $95.9 million, or $0.69 per fully diluted share for the same quarter in 2020. FFOM for the 2021 first quarter was $79.5 million, or $0.57 per fully diluted share as compared to $97.6 million, or $0.70 per fully diluted share for the same quarter in 2020. A reconciliation of FFO and FFOM to net income is provided in Table 3.

NOI for same store properties was $123.6 million in the quarter, a decrease of 11.0 percent from $138.9 million in the 2020 first quarter. Same store property revenues decreased by 6.4 percent and same store property operating expenses increased by 0.5 percent. NOI for the total owned portfolio decreased 11.3 percent to $124.5 million for the quarter from $140.3 million in the comparable period of 2020. A reconciliation of same store NOI to total NOI is provided in Table 4.
Academic Year 2021-2022 Preleasing Update
“As anticipated and consistent with our comments last quarter, we’ve begun to see an acceleration in weekly preleasing velocity compared to the prior year, as we are now approximately one month into the period when leasing activity dramatically slowed at the beginning of the pandemic last year,” said Jennifer Beese, American Campus Communities COO. “While there remains a significant amount of work to do before the next academic year begins, through March our preleasing velocity is tracking in-line with the broader industry, as represented by the “AxioMetrics 175” markets. More importantly, in the majority of our markets, our velocity continues to outpace market averages. Additionally, asking rental rates for our portfolio as a whole remain in-line or slightly above prior year and operators in most markets continue to be patient in terms of their pricing policies. We remain cautiously optimistic that we will experience increased occupancy levels this Fall but do not expect to fully return to historical occupancy levels for Academic Year 2021-2022.”
Portfolio Update
Developments
In January, the company completed the $54.4 million third phase of the Disney College Program development within budget. Due to COVID-19 related restrictions, Walt Disney World® Resort continues to take a measured and phased approach to reopening and is reviewing the timing for resuming the Disney College Program and the related occupancy of the project. As previously announced, Walt Disney World® has assisted ACC in marketing and leasing of the project to a broader rental market until the internship program resumes. To-date, the company has signed 148 leases. The company continues construction on the remaining phases of the project, which are expected to be completed as originally anticipated through 2023.

On-Campus Developments
During the quarter, the company was awarded and began pre-development activities for a third-party on-campus development project at Drexel University. The renovation of Kelly Hall, a 1960s-era community-bath residence hall represents the company’s fifth P3 project with Drexel University. The company expects to earn $1.8 million in fees throughout the development period, although the full scope, feasibility, fees and timing have not been finalized.

During the quarter, the company also commenced construction on a third-party on-campus development project with Concordia University. The company recognized $0.8 million in third-party development fee revenue during the first quarter and expects to earn a total of $1.3 million in development fees throughout the full development period.
Capital Markets
As of March 31, 2021, the company exhibited a healthy balance sheet with ample liquidity including approximately $41.1 million in cash and $537.5 million available on its unsecured revolving credit facility. The company has approximately $70 million in planned development expenditures and only $64.7 million of debt maturities remaining during 2021.

At-The-Market (ATM) Share Offering Program
The company did not sell any shares under the ATM during the quarter.
COVID-19 Update
The company continues to collaborate in good faith with its university partners and during the quarter refunded $1.3 million of students’ rent for a portion of existing on-campus leases at one university. As more students are electing to return to campus, the company anticipates refunds to decline to $0.9 and $0.6 million in the second and third quarters. At this time, the company does not expect the need for on-campus refunds to continue into the upcoming academic year 2021-2022.

The company collected an average of 97.3 percent of rent during the first quarter, representing total delinquency of approximately $5.5 million, which includes approximately $0.8 million in rent relief under the company’s Resident Hardship Program.
2021 Outlook
Due to remaining uncertainty regarding the ongoing COVID-19 global pandemic, the company is unable to predict with a reasonable degree of certainty the full magnitude of the pandemic and its effect on its results of operations for the remainder of the year ended December 31, 2021; therefore, the company is only providing a financial outlook for the second quarter of 2021. The company believes that the financial results for the three months ending June 30, 2021 may be affected by, among other factors:
•national and regional economic trends and events;
•the level of lease terminations, rent refunds, and/or abatements granted to student and commercial tenants;
•economic hardship experienced by student and commercial tenants and its ultimate effect on rent collections and thus the provision for uncollectible accounts;
•canceled or delayed third-party development projects;
•reduced revenues at our third-party managed properties resulting in reduced third-party management fee income;
•the impact of any stimulus payments that may be received by the company, our tenants, and/or our University partners under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and any future similar governmental actions;
•any increase in, or reduction to, operating expenses as a result of COVID-19;
•the amount of summer camps and conference revenue earned, if any;
•the amount of leasing and related fees earned for the 2021-2022 academic year, which are affected by the timing and velocity of the company’s leasing process;
•the timing and amount of any acquisitions, dispositions or joint venture activity;
•interest rate risk;
•the timing of commencement and completion of construction for owned development projects;
•university enrollment, funding and policy trends;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the outcome of legal proceedings arising in the normal course of business; and
•the finalization of property tax rates and assessed values in certain jurisdictions.

Based upon these factors, management anticipates that second quarter 2021 FFO will be in the range of $0.33 to $0.37 per fully diluted share and FFOM will be in the range of $0.35 to $0.38 per fully diluted share, as compared to second quarter 2020 FFO and FFOM per fully diluted share of $0.36 and $0.37, respectively.

For additional details regarding the company’s outlook, please see pages S-14 and S-15 of the Supplemental Analyst Package 1Q 2021. All guidance is based on the current expectations and judgment of the company’s management team. A reconciliation of the range provided for projected net income to projected FFO and FFOM is included in Table 5.

Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss first quarter results and the 2021 outlook on Tuesday, April 20, 2021 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 888-317-6003 passcode 8021828, or 412-317-6061 for international participants.
To listen to the live webcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until May 5, 2021 by dialing 877-344-7529 or 412-317-0088 conference number 10153211. Additionally, the replay will be available for one year at www.americancampus.com.
Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes other items, as we determine in good faith, that do not reflect our core operations on a comparative basis. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of March 31, 2021, American Campus Communities owned 166 student housing properties containing approximately 111,900 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 207 properties with approximately 142,400 beds. Visit www.americancampus.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward looking-statements include those related to the COVID-19 pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact, and those discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our preleasing activity or expected full year 2021 operating results, whether as a result of new information, future events, or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets

Investments in real estate
Owned properties, net	$6,713,529	$6,721,744
On-campus participating properties, net	67,445	69,281
Investments in real estate, net	6,780,974	6,791,025

Cash and cash equivalents	41,111	54,017
Restricted cash	24,118	19,955
Student contracts receivable, net	13,642	11,090
Operating lease right of use assets [1]	456,860	457,573
Other assets [1]	202,003	197,500

Total assets	$7,518,708	$7,531,160

Liabilities and equity

Liabilities
Secured mortgage and bond debt, net	$634,406	$646,827
Unsecured notes, net	2,376,527	2,375,603
Unsecured term loans, net	199,560	199,473
Unsecured revolving credit facility	462,500	371,100
Accounts payable and accrued expenses	58,232	85,070
Operating lease liabilities [2]	490,582	486,631
Other liabilities [2]	163,408	185,352
Total liabilities	4,385,215	4,350,056

Redeemable noncontrolling interests	24,754	24,567

Equity
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,378	1,375
Additional paid in capital	4,472,867	4,472,170
Common stock held in rabbi trust	(4,326)	(3,951)
Accumulated earnings and dividends	(1,382,492)	(1,332,689)
Accumulated other comprehensive loss	(20,259)	(22,777)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,067,168	3,114,128
Noncontrolling interests – partially owned properties	41,571	42,409
Total equity	3,108,739	3,156,537

Total liabilities and equity	$7,518,708	$7,531,160

1.For purposes of calculating net asset value ("NAV") at March 31, 2021, the company excludes other assets of approximately $2.2 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases, as well as operating lease right of use assets disclosed above.
2.For purposes of calculating NAV at March 31, 2021, the company excludes other liabilities of approximately $46.7 million related to deferred revenue and fee income, as well as operating lease liabilities disclosed above.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
	(unaudited)
Revenues
Owned properties [1]	$218,444	$232,811
On-campus participating properties	8,958	10,709
Third-party development services	1,959	2,055
Third-party management services	3,361	3,829
Total revenues	232,722	249,404

Operating expenses (income)
Owned properties	93,991	92,474
On-campus participating properties	3,290	3,366
Third-party development and management services	5,387	6,207
General and administrative [2]	12,328	10,158
Depreciation and amortization	68,117	66,169
Ground/facility leases	3,208	4,069
Gain from disposition of real estate	—	(48,525)
Total operating expenses	186,321	133,918

Operating income	46,401	115,486

Nonoperating income (expenses)
Interest income	220	851
Interest expense	(28,977)	(27,783)
Amortization of deferred financing costs	(1,319)	(1,287)
Loss from extinguishment of debt [3]	—	(4,827)
Total nonoperating expenses	(30,076)	(33,046)

Income before income taxes	16,325	82,440
Income tax provision	(340)	(379)
Net income	15,985	82,061
Net income attributable to noncontrolling interests	(367)	(1,206)
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$15,618	$80,855
Other comprehensive income (loss)
Change in fair value of interest rate swaps and other	2,518	(9,801)
Comprehensive income	$18,136	$71,054

Net income per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic and Diluted	$0.11	$0.58

Weighted-average common shares outstanding

Basic	137,711,965	137,477,169

Diluted	139,008,642	138,587,513

1.Refer to Table 4 for more detail regarding the impact of the COVID-19 pandemic on revenues for our same store portfolio.
2.The three months ended March 31, 2021 include an estimated $1.2 million related to the anticipated settlement of a litigation matter, $0.9 million in consulting, legal and other related costs incurred in relation to stockholder engagement activities in preparation for the company's 2021 annual stockholders' meeting, and $0.5 million in accelerated amortization of unvested restricted stock awards due to the pending retirement of the company's President in August 2021. The three months ended March 31, 2020 include $1.1 million related to the settlement of a litigation matter.
3.The three months ended March 31, 2020 amount represents the loss associated with the January 2020 redemption of the company's $400 million 3.35% Senior Notes originally scheduled to mature in October 2020.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations (“FFO”)
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$15,618	$80,855
Noncontrolling interests' share of net income	367	1,206

Joint Venture ("JV") partners' share of FFO
JV partners' share of net income	(300)	(916)
JV partners' share of depreciation and amortization	(1,892)	(1,965)
	(2,192)	(2,881)

Gain from disposition of real estate	—	(48,525)
Total depreciation and amortization	68,117	66,169
Corporate depreciation [1]	(749)	(889)
FFO attributable to common stockholders and OP unitholders	81,161	95,935

Elimination of operations of on-campus participating properties ("OCPPs")
Net income from OCPPs	(2,954)	(3,706)
Amortization of investment in OCPPs	(2,042)	(2,037)
	76,165	90,192
Modifications to reflect operational performance of OCPPs
Our share of net cashflow [2]	139	860
Management fees and other	508	583
Contribution from OCPPs	647	1,443

Elimination of loss from extinguishment of debt [3]	—	4,827
Elimination of litigation settlement expense [4]	1,200	1,100
Stockholder engagement and other proxy advisory costs [5]	914	—
Executive retirement charges [6]	538	—
Funds from operations-modified (“FFOM”) attributable to common stockholders and OP unitholders	$79,464	$97,562

FFO per share - diluted	$0.58	$0.69

FFOM per share - diluted	$0.57	$0.70

Weighted-average common shares outstanding - diluted	139,512,359	139,091,230

1.Represents depreciation on corporate assets not added back for purposes of calculating FFO.
2. 50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the accompanying consolidated statements of comprehensive income.
3.The three months ended March 31, 2020 amount represents the loss associated with the January 2020 redemption of the company's $400 million 3.35% Senior Notes originally scheduled to mature in October 2020.
4.Represents expenses associated with the actual or estimated settlements of litigation matters that are included in general and administrative expenses in the accompanying consolidated statements of comprehensive income.
5.Represents consulting, legal, and other related costs incurred in relation to stockholder engagement activities in preparation for the company’s 2021 annual stockholders' meeting.
6.Represents accelerated amortization of unvested restricted stock awards due to the pending retirement of the company's President in August 2021.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations1
(unaudited, dollars in thousands)

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Owned properties revenues
Same store properties [2]	$215,132	$229,921	$(14,789)	(6.4%)
New properties	3,312	189	3,123
Sold properties and other [3]	—	2,701	(2,701)
Total revenues	$218,444	$232,811	$(14,367)	(6.2%)
Owned properties operating expenses
Same store properties	$91,516	$91,065	$451	0.5%
New properties	2,404	339	2,065
Sold properties and other [3]	71	1,070	(999)
Total operating expenses	$93,991	$92,474	$1,517	1.6%
Owned properties net operating income
Same store properties	$123,616	$138,856	$(15,240)	(11.0%)
New properties	908	(150)	1,058
Sold properties and other [3]	(71)	1,631	(1,702)
Total net operating income	$124,453	$140,337	$(15,884)	(11.3%)

1.The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2021 and 2020, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of March 31, 2021. Includes the full operating results of properties owned through joint ventures in which the company has a controlling financial interest and which are consolidated for financial reporting purposes.
2.The most significant impacts to our same store property revenues resulting from COVID-19 are as follows:
–Approximately $1.3 million in rent refunds was provided to tenants at our on-campus ACE properties during the three months ended March 31, 2021, which was offset by $0.5 million of reimbursements from University partners to assist in the financial impacts of dedensification requirements;
–Approximately $0.8 million in rent was forgiven during the three months ended March 31, 2021 as part of our Resident Hardship Program for residents and families at our same store properties who experienced financial hardship due to COVID-19.
3.Includes one property sold in 2020, as well as professional fees related to the operation of consolidated joint ventures that are included in owned properties operating expenses in the accompanying consolidated statements of comprehensive income (refer to Table 2). Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Table 5
American Campus Communities, Inc. and Subsidiaries
Outlook Summary (Q1 and Q2 2021) 1
(dollars in thousands, except share and per share data)

	Q1 2021		Q2 2021
	Low	High	Low	High

Net income	$12,400	$15,600	$(19,300)	$(14,500)
Noncontrolling interests' share of net income (loss)	300	300	(1,400)	(1,400)

Joint Venture ("JV") partners' share of FFO
JV partners' share of net (income) loss	(300)	(300)	1,500	1,500
JV partners' share of depreciation and amortization	(1,900)	(1,900)	(1,900)	(1,900)
	(2,200)	(2,200)	(400)	(400)

Total depreciation and amortization	67,800	67,800	68,500	68,500
Corporate depreciation	(800)	(800)	(700)	(700)
FFO	77,500	80,700	$46,700	$51,500

Elimination of operations from on-campus participating properties ("OCPP")	(4,800)	(4,800)	(200)	(200)
Contribution from OCPPs	1,100	1,100	900	900
Stockholder engagement and other proxy advisory costs [2]	900	900	—	—
Executive Retirement charges [3]	—	—	1,300	1,300
Funds from operations - modified ("FFOM")	$74,700	$77,900	$48,700	$53,500

Net income (loss) per share - diluted	$0.09	$0.11	$(0.14)	$(0.10)

FFO per share - diluted	$0.56	$0.58	$0.33	$0.37

FFOM per share - diluted	$0.54	$0.56	$0.35	$0.38

Weighted-average common shares outstanding - diluted	139,576,200	139,576,200	139,651,100	139,651,100

1.The company believes that the financial results for the three months ended June 30, 2021 may be affected by a number of factors, many of which are directly related to the ongoing financial impacts associated with COVID-19. Such factors include:
•national and regional economic trends and events;
•the level of lease terminations, rent refunds, and/or abatements granted to student and commercial tenants;
•economic hardship experienced by student and commercial tenants and its ultimate effect on rent collections and thus the provision for uncollectible accounts;
•canceled or delayed third-party development projects;
•reduced revenues at our third-party managed properties resulting in reduced third-party management fee income;
•the impact of any stimulus payments that may be received by the company, our tenants, and/or our University partners under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and any future similar governmental actions;
•any increase in, or reduction to, operating expenses as a result of COVID-19;
•the amount of summer camps and conference revenue earned, if any;
•the amount of leasing and related fees earned for the 2021-2022 academic year, which are affected by the timing and velocity of the company’s leasing process;
•the timing and amount of any acquisitions, dispositions or joint venture activity;
•interest rate risk;
•the timing of commencement and completion of construction on owned development projects;
•university enrollment, funding and policy trends;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the outcome of legal proceedings arising in the normal course of business; and
•the finalization of property tax rates and assessed values in certain jurisdictions.
2.Represents consulting, legal, and other related costs incurred in relation to stockholder engagement activities in preparation for the company’s 2021 annual stockholders' meeting.
3.Represents accelerated amortization of unvested restricted stock awards due to the pending retirement of the company's President in August 2021.

Category: Earnings
CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000